Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 1st day of April, 2008 (the “Effective Date”), by and between DORMAN PRODUCTS, INC., a Pennsylvania corporation (the “Company”), and STEVEN BERMAN (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is the President, Secretary, Treasurer and Chief Operating Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           EMPLOYMENT AND DUTIES

1.1           Employment Period and Term.  The Executive’s Employment Period shall continue until March 31, 2011, unless further extended or earlier terminated as provided in this Agreement.  On March 31, 2009, and on each anniversary of March 31, 2009, the Employment Period shall automatically be extended for one additional year, unless further extended or earlier terminated as provided in this Agreement.  The period of time beginning on the Effective Date and ending on the later of March 31, 2011 or, if the Employment Period has been automatically extended under the previous sentence, one day before the third anniversary of the most recent date on which the Employment Period was extended, shall be referred to herein as the “Term”).  (In effect, the Term is a rolling three year period.  The first three-year period begins on the Effective Date and ends on March 31, 2011; the second three-year period begins on April 1, 2009 and ends on March 31, 2012, but is effective only if the Compensation Committee extends the Employment Period through March 31, 2012; and so on.)

1.2           General.

1.2.1          During the Employment Period, the Executive shall have the titles of President, Secretary, Treasurer and Chief Operating Officer of the Company and shall have the authorities, duties and responsibilities customarily exercised by an individual serving in these positions in a corporation of the size and nature of the Company and such other authorities, duties and responsibilities as may from time to time be reasonably delegated to him by the Board of Directors of the Company (the “Board”) that are consistent with the foregoing.  The Executive shall faithfully and diligently discharge his duties hereunder and use his reasonable efforts to implement the policies established by the Board from time to time.  The Executive shall report directly to the Board.

1.2.2          The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i)           serving as a director or member of a committee of organizations or corporations that do not, in the good faith determination of the Compensation and Nominating Committee of the Board (the “Compensation Committee”), compete with the Company or otherwise create, or could create, in the good faith determination of the Compensation Committee, a conflict of interest with the business of the Company;

(ii)           delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, that any fees, royalties or honorariums received therefrom shall be promptly turned over to the Company;

(iii)           engaging in professional organization and program activities;

(iv)           managing his personal passive investments and affairs; and

(v)           participating in charitable or community affairs;

provided that such activities do not materially, individually or in the aggregate, interfere with the due performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company, as determined in good faith by the Compensation Committee.

1.3           Reimbursement of Expenses.  During the Employment Period, the Company shall pay the reasonable expenses incurred by the Executive in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s business expense reimbursement policy.  To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

2.           COMPENSATION

2.1           Base Salary.  During the Employment Period, the Executive shall be entitled to receive a base salary at a rate of $514,370.00 per annum, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases (but no decreases) as may be determined by the Compensation Committee from time to time (as increased from time to time, the “Base Salary”).

2.2           Annual Bonuses.  In addition to the Base Salary, the Executive shall be eligible to receive during the Employment Period annual cash bonuses under the Company’s Executive Bonus Plan and/or any other cash incentive plan maintained by the Company, as determined by the Compensation Committee in its sole discretion within the parameters of such plan(s).

2.3           Equity Related Awards.  The Executive may receive during the Employment Period grants of awards under the Company’s Incentive Stock Option Plan and/or any other equity-related incentive plan maintained by the Company, as determined by the Compensation Committee in its sole discretion within the parameters of such plan(s).

2.4           Additional Compensation.  During the Employment Period, in addition to the foregoing and the benefits and perquisites described in Section 4, the Executive shall be eligible to receive such other compensation as may from time to time be awarded him by the Compensation Committee, in its sole discretion.

3.           PLACE OF PERFORMANCE.  In connection with his employment by the Company, the Executive shall be based at the Company’s executive offices, currently located in Colmar, Pennsylvania.

4.           EMPLOYEE BENEFITS AND PERQUISITES

4.1           Benefit Plans.  During the Employment Period, the Executive shall be eligible to participate in all employee benefit plans, programs or arrangements on the terms and conditions, including eligibility, no less favorable than provided to other senior executives of the Company, which shall be established or maintained by the Company generally for its employees, or generally made available to its senior executives; provided, however, that participation in the Company’s Executive Bonus Plan, Incentive Stock Option Plan and/or other equity and incentive plans shall be as determined by the Compensation Committee in its sole discretion, as described in Section 2.

4.2           Vacation.  The Executive shall be entitled to not less than four weeks vacation at full pay for each calendar year during the Employment Period.  Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.  Any vacation not used during a calendar year shall be forfeited without compensation and may not be carried over to any subsequent calendar year.

4.3           Automobile.  During the Employment Period, the Company shall lease for or provide the Executive for his use, at the Company’s expense, an automobile commensurate with the Executive’s needs as the Company’s most senior executive officer.  The Company shall be responsible for the cost of insurance, maintenance, gas and other related operating expenses incurred for such automobile during the Employment Period.  The Executive hereby acknowledges that he will be subject to taxation for any personal use of the automobile in accordance with applicable law.

5.           TERMINATION OF EMPLOYMENT PERIOD

5.1           General.  The Employment Period shall end as of the Executive’s termination of employment hereunder.  The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

5.1.1          Death.  The Executive’s employment under this Agreement shall terminate upon his death.

5.1.2          Disability.  If the Executive suffers a Disability (as defined below), the Company may terminate the Executive’s employment under this Agreement upon ninety (90) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such ninety (90) day period.  For purposes hereof, “Disability” shall mean the Executive’s “disability” under the Company’s long-term disability plan, if any, otherwise, the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 270 days (including weekends and holidays) in any consecutive 365-day period or (ii) is projected by the Board in good faith after consulting with a physician selected by the Company, that the condition is likely to continue for a period of at least nine (9) consecutive months from its commencement.

5.1.3          Good Reason.  The Executive may terminate his employment under this Agreement for Good Reason at any time on or prior to the 120th day after the occurrence of any of the Good Reason events set forth in the following sentence.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)           a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1.2 above;

(ii)           the loss of any of the titles of the Executive with the Company set forth in Section 1.2 above;

(iii)           a reduction by the Company in the Executive’s Base Salary;

(iv)           a material change in the Executive’s primary place of employment;

(v)           the failure by the Compensation Committee to nominate or re-nominate the Executive to serve as a member of the Board or removal of the Executive as a member of the Board (other than as a result of or due to the Executive’s death or Disability, because of a legal prohibition under applicable law or regulation, or for “Cause,” as defined in Section 5.1.5);

(vi)           the assignment to the Executive of duties or responsibilities which are materially inconsistent with any of his duties and responsibilities set forth in Section 1.2 hereof; or

(vii)           a change in the reporting structure so that the Executive reports to someone other than solely and directly to the Board;

provided, however, that, within ninety (90) days of any such event having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same.

5.1.4          Without Good Reason.  The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Board at least sixty (60) days prior to the effective date of such termination.

5.1.5          Cause.  The Company may terminate the Executive’s employment under this Agreement at any time for Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)           the willful and continued failure by the Executive to attempt in good faith substantially to perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and, where practical, the Executive has been afforded at least thirty (30) days to cure same;

(ii)           the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or

(iii)           the Executive’s willfully engaging in misconduct in the performance of his duties for the Company or other than in the performance of his duties for the Company (including, but not limited to, theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is materially injurious to the Company, or, in the good faith determination of the Compensation Committee, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5.1.5, no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).  Prior to any termination for Cause, the Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the Compensation Committee to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the Compensation Committee (other than the Executive) to terminate him for Cause.  After providing the notice in foregoing sentence, the Compensation may suspend the Executive with full pay and benefits until a final determination pursuant to this Section has been made.

5.1.6          Without Cause.  The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive, other than for death or Disability.

5.2           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.3           Date of Termination.   The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death; (b) if the Executive’s employment is terminated pursuant to Section 5.1.2, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (c) if the Executive’s employment is terminated pursuant to Sections 5.1.3 or 5.1.5, the date specified in the Notice of Termination after the expiration of any applicable cure periods; (d) if the Executive’s employment is terminated pursuant to Section 5.1.4, the date specified in the Notice of Termination which shall be at least sixty (60) days, as applicable, after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion; and (e) if the Executive’s employment is terminated pursuant to Section 5.1.6, the date on which a Notice of Termination is given.

5.4           Compensation Upon Termination.

5.4.1                      Termination for Cause or without Good Reason.  If the Executive’s employment shall terminate under Section 5.1.4 or Section 5.1.5, but not under circumstances that would entitle the Executive to payments and benefits under Section 5.4.3, the Executive shall receive from the Company:  (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 1.3 through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; (d) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, ((a) though (d) herein referred to as the “Amounts and Benefits”); and the Company shall have no further obligation with respect to this Agreement, except as provided in Sections 7 and 8 of this Agreement.

5.4.2          Termination for Death, Disability, For Good Reason or Without Cause.  If the Executive’s employment terminates under Sections 5.1.1, 5.1.2, 5.1.3 or 5.1.6, but not under circumstances that would entitle the Executive to payments and benefits under Section 5.4.3, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 5.4.5:

(i)           the Executive’s Base Salary will continue to be paid until the expiration of the Term in accordance with the usual payroll practices of the Company;

(ii)           in lieu of annual bonuses, the Executive will receive cash payments each in the amount of $150,000, on each March 15 during the remainder of the Term; and

(iii)           for the remainder of the Term, the Company shall, at its expense, continue on behalf of the Executive and the Executive’s dependents and beneficiaries any medical, dental, vision and hospitalization benefits provided to the Executive immediately prior to the Date of Termination or reimburse Executive for Executive’s medical, dental, vision and hospitalization related expenses.  The coverage, benefits and reimbursements (including deductibles and costs) provided hereunder shall be no less favorable to the Executive and the Executive’s dependents and beneficiaries, than the coverage and benefits made available immediately prior to the Date of Termination.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  Notwithstanding the foregoing, any reimbursements of expenses payable under this Section that are includible in gross income for Federal income tax purposes shall be paid on or before the last day of the Executive’s taxable year in which the expense was incurred.

5.4.3          Termination Following a Change in Control.  If the Executive’s employment terminates for any reason within twelve (12) months following a “Change in Control,” other than for death, Disability or Cause, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 5.4.5;

(i)           the Executive’s Base Salary will continue to be paid until the expiration of the Term in accordance with the usual payroll practices of the Company;

(ii)           in lieu of annual bonuses, the Executive will receive cash payments each in the amount of $150,000, on each March 15 during the remainder of the Term; and

(iii)           for the remainder of the Term, the Company shall, at its expense, continue on behalf of the Eligible Employee and the Employee’s dependents and beneficiaries any medical, dental, vision and hospitalization benefits provided to the Eligible Employee immediately prior to the Date of Termination or reimburse Executive for Executive’s medical, dental, vision and hospitalization related expenses.  The coverage, benefits and reimbursements (including deductibles and costs) provided hereunder shall be no less favorable to the Executive and the Executive’s dependents and beneficiaries, than the coverage and benefits made available immediately prior to the Date of Termination.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  Notwithstanding the foregoing, any reimbursements of expenses payable under this Section that are includible in gross income for Federal income tax purposes shall be paid on or before the last day of the Executive’s taxable year in which the expense was incurred.

(iv)           For purposes of this Agreement, a “Change in Control” means the occurrence of any one or more of the following events:

(a)           any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(b)           the Board and/or the shareholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

(c)           the Board and/or the shareholders of the Company approve a consolidation or merger of the Company with another entity (other than with any of the Company’s subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or

(d)           a change in the board of directors of the Company occurs with the result that the members of the board on the effective date of this Agreement (the “Incumbent Directors”) no longer constitute a majority of such board of directors, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by more than half of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

5.4.4          No Mitigation or Offset.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.4 by seeking other employment or otherwise, and, except as provided in Section 5.4.2(iii) and 5.4.3(iii), the amount of any payment provided for in this Section 5.4 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

5.4.5          Release.  Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or to provide the Executive with the payments and benefits under Sections 5.4.2 or 5.4.3 (other than the Amounts and Benefits), shall be conditioned on the Executive’s executing and not revoking a waiver and general release in the form set forth as Exhibit A attached to this Agreement (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable as reasonably determined by the Company).

6.           NEGATIVE COVENANTS OF THE EXECUTIVE.

6.1           During the Employment Period and for a period of two years thereafter, the Executive will not, directly or indirectly:

(i)           solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company and its subsidiaries and affiliates (collectively, the “Company Group”) to terminate his or her employment or engagement by the Company Group in order to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Group, except in furtherance of his responsibility during the Employment Period; or

(ii)           authorize or assist in the taking of such action by any third party.

For purposes of this Section 6.1, the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the twelve (12) months prior to the termination of the Executive's employment and for two years following the Executive's termination of employment.  The Executive shall not be deemed to have violated the provisions of this Section 6.1 by reason of an isolated act, or failure to act, not taken in bad faith.

6.2           During the Employment Period and for a period of two years thereafter, the Executive will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the “Competing Enterprise”) which is engaged, directly or indirectly, during the Employment Period in competition with the Company Group as a supplier of automotive replacement parts, brake parts and fasteners to the automotive aftermarket or as a supplier of household hardware and organizational products to mass merchandisers, or in any other business activities of the Company Group accounting for more than 10% of its gross sales in the most recently completed fiscal year or reasonably expected to do so in the current fiscal year, in the United States and in any foreign jurisdiction in which the Company Group operates or, at the end of Employment Period, proposes to operate; provided, in either case, that the competitive businesses of the Competing Enterprise account for more than 10% of the gross sales of the Competing Enterprise for its most recently completed fiscal year and the Executive does not work or consult in such competitive business.  The foregoing covenant shall not be construed to preclude the Executive from making any investments in the securities of any company, regardless of whether engaged in competition with the Company Group, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, the Executive does not beneficially own securities representing more than 1% of the combined voting power of the voting securities of such company.

6.3           During the Employment Period and thereafter without limit as to time, the Executive will not (other than in the regular course and in furtherance of the Company Group’s business) use, divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Company Group which is confidential, including, without limitation, “know-how,” trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Group except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Executive not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information.  All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive (whether during his employment by the Company Group or by any predecessor thereof) concerning the business of the Company Group or any predecessor thereof shall be the property of the Company or such other member of the Company Group and shall be delivered to the Company or such other member of the Company Group promptly upon the termination of the Employment Period.

6.4           The Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas, writings and works for hire that alone or jointly with others the Executive may conceive, make, develop or acquire during the period of his employment by the Company Group and any predecessor thereof (collectively, the “Developments”), are and shall remain the sole and exclusive property of the Company Group and the Executive hereby assigns to the Company Group all of his right, title and interest in all such Developments.  The Executive shall promptly and fully disclose all future Developments to the Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company Group all instruments that the Company Group shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company’s counsel, to enable the Company Group to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

6.5           The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company Group's business and that irreparable injury would be sustained by the Company Group in the event of his breach of any of the covenants contained in this Section 6, which injury could not be remedied adequately by the recovery of damages in an action at law.  Accordingly, the Executive agrees that, upon a breach or threatened breach by him of any of such covenants, the Company and, to the extent appropriate, any other member of the Company Group shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on him.

6.6           The provisions of this Section 6 shall survive the termination of this Agreement, irrespective of the reasons therefor.

6.7           If any court determines that any of the provisions of this Section 6 is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Section 6, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

7.           INDEMNIFICATION/ DIRECTORS AND OFFICERS LIABILITY INSURANCE

During the Employment Period and thereafter, the Company shall indemnify and hold harmless the Executive and his heirs and representatives as, and to the extent, provided in the Company’s charter documents, including, but not limited to, its By-Laws.  During the Employment Period and thereafter, the Company shall also cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

8.           MISCELLANEOUS

8.1           Notices.  All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To the Company:   Dorman Products, Inc.
                                  3400 East Walnut Street
                                  Colmar, PA  18915
                                  Attention:       Thomas J. Knoblauch, Esquire
                                                            Vice President, General Counsel and
                                                            Assistant Secretary

To the Executive, at the last address for the Executive on the books of the Company.

Such addresses may be changed by notice to the Executive.

8.2           Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.3           Binding Effect; Benefits.  Executive may not delegate his duties or assign his rights hereunder.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.  For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.4           Entire Agreement.  This Agreement, including the Exhibits hereto, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive.  This Agreement (including any of the Exhibits hereto) may be amended at any time by mutual written agreement of the parties hereto.

8.5           Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

8.6           Governing Law.  This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

8.7           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in Montgomery County, Pennsylvania under the Employment Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to:  (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules.  The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction.  All costs of the American Arbitration Association and the arbitrator shall be borne by the Company, unless the position advanced by the Executive is determined by the arbitrator to be frivolous in nature.  EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

8.8           Tax Matters.

8.8.1          It is intended that the provisions of this Agreement comply with Section 409A of Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.  The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A.  Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

8.8.2         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such Separation from Service.  If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 8.8.2, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death.  On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 8.8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 8.8.2 shall be made to the Executive.  On any delayed payment date under this Section 8.8.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the “Delayed Payment Interest Rate” (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term Applicable Federal Rate as of the business day immediately preceding the payment date for the applicable delayed payment.

8.8.3         With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

8.8.4         In the event that there is also an “Excise Tax” imposed with respect to any payment, or portion of any payment, described in Section 5 of this Agreement, the Executive will be paid an additional “Tax Gross-Up Payment.”  The Tax Gross-Up Payment shall be in an amount so that, after payment by Executive of all taxes (including any related interest or penalties) resulting from the Tax Gross-Up Payment (including any Excise Tax or Federal, state or local income or employment tax on the Tax Gross-Up Payment), Executive retains an amount of the Tax Gross-Up Payment equal to the Excise Taxes imposed on Executive as a result of or in connection with the change in control.  The “Excise Tax” is the excise tax imposed by Section 4999 Code of 1986, as amended, (or any successor provision) as a payment “contingent on a change in ownership or control” of the Company (under Section 280G of the Internal Revenue or any successor provision), any similar tax imposed by state or local law, and any related interest or penalties.

8.9           Survivorship.  Except as otherwise expressly set forth in this Agreement, upon the expiration of the Employment Period and the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement.  This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

8.10           Counterparts.  This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

8.11           Executive’s Representations.  The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses.  The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

8.12           Headings.  Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

[End of Text - Signature page follows]

Intending to be legally bound hereby, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the Signing Date.

DORMAN PRODUCTS, INC.
By:	/s/ Edgar W. Levin Name: Edgar W. Levin Title: Chair, Compensation Committee
EXECUTIVE
/s/ Steven Berman Steven Berman

EXHIBIT A

General Release and Waiver

In consideration for Dorman Products, Inc. providing me with payments and benefits (subject to taxes and all withholding requirements), set forth in Section 5.4 of the Employment Agreement between Dorman Products, Inc. and me, dated March 3, 2008, but not including the Amounts and Benefits (as defined in such Employment Agreement), I, Steven Berman, on behalf of and for the benefit of myself, my heirs, executors, administrators, representatives, successors and assigns, agree to the following:

1)	I acknowledge and agree that the above-referenced consideration is satisfactory and adequate in exchange for my promises and release contained herein.

2)
In consideration of the above, I hereby agree, for myself, my heirs, executors, administrators, representatives, successors and assigns (the “Releasors”), fully and unconditionally to release and discharge completely and forever Dorman Products, Inc., its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of its respective predecessors, successors, heirs and assigns (the “Released Parties”) from any and all rights and claims that Releasors may have based on or relating to my employment with Dorman Products, Inc. or the termination of that employment for any and all reasons.  I specifically release the Released Parties from any rights or claims which I may have based upon the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Employee Retirement Income Security Act of 1974, which regulates employee benefit plans; the Pennsylvania Human Relations Act, which prohibits discrimination based on race, color, religious creed, ancestry, age, sex, national origin or disability; or any other federal, state or local laws or regulations prohibiting discrimination or which otherwise regulate employment terms and conditions.  I also release the Released Parties from any claim for wrongful discharge, unfair treatment, breach of public policy, express or implied contract, or any other claims arising under common law which relate in any way to my employment with Dorman Products, Inc. or the termination thereof.  This General Release and Waiver covers claims that I know about and those that I may not know about up through the date of this General Release and Waiver.  This General Release and Waiver specifically includes any and all claims for attorney's fees and costs which are incurred by me for any reason arising out of or relating to any or all matters covered by this Agreement.

This General Release and Waiver does not waive rights or claims that may arise after the date this General Release and Waiver is executed.

3)
I hereby confirm that I have not caused or permitted any charge, complaint, lawsuit or any other action or proceeding whatsoever to be filed against the Released Parties based on my employment or the separation of that employment to date.

4)
I acknowledge and agree that before entering into this General Release and Waiver, I have had the opportunity to consult with an attorney of my choice, and I have been advised to do so if I so choose.  I have entered into this General Release and Waiver voluntarily and knowingly and without any inducement from Dorman Products, Inc. other than the terms of this General Release and Waiver.  I have read and understand the terms of this General Release and Waiver before signing it.

5)
I understand that I have a period of twenty-one (21) days to consider, sign and return this General Release and Waiver and that I may revoke the General Release and Waiver by delivering a signed revocation notice to Dorman Products, Inc. within seven (7) days of signing and returning this General Release and Waiver.

6)
This General Release and Waiver will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.  No amendment or modification of the terms of the General Release and Waiver will be made except by a writing executed by Dorman Products, Inc. and myself.

Dated: April 1, 2008	/s/ Steven Berman Steven Berman

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